EXHIBIT 99.1

Innovation Pharmaceuticals Secures Up to $10 Million in Additional Financing to Advance Clinical Pipeline

BEVERLY, MA – October 9, 2018 (GLOBE NEWSWIRE) Innovation Pharmaceuticals, (OTCQB:IPIX) (“the Company”), a clinical stage biopharmaceutical company, is pleased to report that it has secured new financing for up to $10 million from one multi-family office focused on healthcare and life sciences, including an initial net placement of approximately $2.2 million over the first 30 days. These funds will be used to continue to advance the Company’s pipeline of first-in-class drug candidates: Brilacidin for Oral Mucositis, Kevetrin for Ovarian Cancer and Prurisol for Psoriasis.

The Company entered into a Securities Purchase Agreement pursuant to which the Company agreed to sell preferred stock that is convertible to its Class A common stock in a registered direct offering (the “Offering”), without an underwriter or placement agent. The first tranche of the Offering is anticipated to close on October 9, 2018.

The Offering was registered pursuant to the Company’s effective Shelf Registration Statement on Form S-3 (File No. 333-220419) (the “Registration Statement”) and the related base prospectus included in the Registration Statement, as supplemented by the prospectus supplement dated October 5, 2018.

“This new financing serves to further bolster our balance sheet and gives us flexibility in working to meet our near-term goals, which includes advancing Brilacidin into a pivotal study,” said Leo Ehrlich, Chief Executive Officer of Innovation Pharmaceuticals. “The Company is at an exciting juncture, with our three novel drug candidates successfully reaching mid- and later-stage trials across multiple indications representing large market opportunities. We remain steadfast in delivering innovative medicines to patients and increasing the Company’s valuation.”

For additional information about the Securities Purchase Agreement, refer to the current report on Form 8-K filed on October 9, 2018 with the Securities and Exchange Commission.

This press release is for informational purposes only and is not an offer to sell or purchase nor the solicitation of an offer to sell or purchase securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom, such an offer, solicitation or sale would be unlawful.

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About Innovation Pharmaceuticals Innovation Pharmaceuticals Inc. (IPIX) is a clinical stage biopharmaceutical company developing a world-class portfolio of innovative therapies addressing multiple areas of unmet medical need, including inflammatory diseases, cancer, infectious disease, and dermatologic diseases.  Brilacidin, a versatile compound with broad therapeutic potential, is in a new chemical class called defensin-mimetics.  A Phase 2 trial of Brilacidin as an oral rinse for the prevention of Severe Oral Mucositis (SOM) in patients with Head and Neck Cancer, met its primary and secondary endpoints, including reducing the incidence of SOM.  Positive results were also observed in a Phase 2 Proof-of-Concept trial treating patients locally with Brilacidin for Ulcerative Proctitis/Ulcerative Proctosigmoiditis. A Phase 2b trial of Brilacidin showed a single intravenous dose of the drug delivered comparable outcomes to a seven-day dosing regimen of the FDA-approved blockbuster daptomycin in treating Acute Bacterial Skin and Skin Structure Infections. Kevetrin is a novel anti-cancer drug shown to modulate p53, often referred to as the “Guardian Angel Gene” due to its crucial role in controlling cell mutations, and has successfully completed a Phase 2 trial in ovarian cancer. Prurisol, an oral psoriasis drug candidate acting through immune modulation and PRINS reduction, has now completed a Phase 2b trial and is awaiting statistical analysis.  More information is available on the Company website at www.IPharmInc.com.

Forward-Looking Statements: This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements concerning projected timelines for the initiation and completion of clinical trials, our future drug development plans, other statements regarding future product developments, including with respect to specific indications, the anticipated total proceeds from the Offering, the exercise of any warrants, and any other statements which are other than statements of historical fact. These statements involve risks, uncertainties and assumptions that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. The Company has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal,” “potential,” “may,” “suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are the Company’s need for, and the availability of, substantial capital in the future to fund its operations and research and development; including the amount and timing of the sale of shares of common stock to Aspire Capital; the fact that the Company’s compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

INVESTOR AND MEDIA CONTACT

Innovation Pharmaceuticals Inc.

Leo Ehrlich

info@ipharminc.com